Ex. 99.1

FOR IMMEDIATE RELEASE

Cidara Provides Corporate Update and Reports
Second Quarter 2018 Financial Results

SAN DIEGO, August 8, 2018 - Cidara Therapeutics, Inc. (Nasdaq: CDTX), a biotechnology company developing novel anti-infectives including immunotherapies, today reported financial results for the three months ended June 30, 2018 and provided an update on its corporate activities and product pipeline.

“The financing commitments we secured in the second quarter provide significant funding for the company, including support for the Phase 3 clinical trials of rezafungin for the treatment of candidemia and invasive candidiasis and prophylaxis of invasive fungal infections,” said Jeffrey Stein, Ph.D., president and chief executive officer of Cidara. “With this solid financial underpinning, we expect to begin the ReSTORE Phase 3 treatment trial in the third quarter of 2018, and, subsequently, the ReSPECT Phase 3 prophylaxis trial once the study design is finalized based on pending discussions with regulatory authorities and collaborators. We also made a number of presentations at scientific conferences, including ECCMID, ASM, ICHS and ISHAM, of preclinical and clinical data, which demonstrate our confidence in the safety and efficacy of rezafungin as a potentially novel, effective and much needed antifungal treatment.”

Second Quarter 2018 and Subsequent Highlights

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Completed End-of-Phase 2 meeting with FDA for rezafungin treatment trial: In July 2018, the company successfully completed its end-of-Phase 2 meeting with the FDA relating to the rezafungin program for the treatment of invasive fungal infections. Based on this meeting, the company is continuing preparations for the ReSTORE Phase 3 clinical trial, with study recruitment starting in the third quarter of 2018.

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Completed registered direct offering of up to $120 million: In May 2018, the company entered into a securities purchase agreement with certain investors providing for the purchase and sale, in a registered direct offering, of up to an aggregate of $120.0 million of its common stock and warrants, in three closings. The first closing of the offering occurred on May 23, 2018 for aggregate gross proceeds to Cidara of approximately $52.1 million.

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NIH grant for Cloudbreak™ development: In May 2018, the company and Rutgers University were awarded a $5.5 million partnership grant from the U.S. National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH), an agency of the United States Department of Health and Human Services. The grant will fund the continued research and development of Cidara’s innovative Cloudbreak antibody-drug conjugate (ADC) platform to identify novel immunotherapy agents for the treatment and prevention of serious and life-threatening multi-drug resistant (MDR) Gram-negative bacterial infections in high-risk patient populations.

Second Quarter 2018 Financial Results

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Cash, cash equivalents and short-term investments totaled $103.2 million as of June 30, 2018, which includes proceeds from the first closing of the May offering, compared with $75.3 million as of December 31, 2017.

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As of July 31, 2018, Cidara had 27,679,491 common shares outstanding, and 445,231 shares of Series X convertible preferred stock outstanding, which are convertible into 4,452,310 shares of common stock.

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Research and development expenses were $11.6 million and $24.8 million for the three and six months ended June 30, 2018, respectively, compared to $13.2 million and $23.4 million for the same periods in 2017. The changes were primarily attributable to clinical development activities for rezafungin.

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General and administrative expenses were $3.5 million and $7.1 million for the three and six months ended June 30, 2018, compared to $3.4 million and $6.6 million for the same periods in 2017. The increase was primarily due to higher personnel-related costs and consulting costs to support the growth of operating activities.

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The company performed an analysis to allocate the proceeds from the first closing of the May 2018 registered direct offering to the offering's various components on a relative fair value basis. This analysis resulted in a contingent forward purchase obligation liability relating to the second and third closings of the offering which will be revalued each quarter, as well as a one-time, non-cash expense relating to the beneficial conversion feature of the preferred stock issued in the offering. For the three months ended June 30, 2018, the expense relating to the re-valuation of the contingent forward purchase obligation was $1.1 million, and the one-time beneficial conversion feature expense was $10.3 million.

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Net loss for the three months ended June 30, 2018 was $16.3 million, compared to a net loss of $16.6 million for the second quarter of 2017. For the six months ended June 30, 2018 and 2017, the company’s net loss was $33.1 million and $30.0 million, respectively. Net loss attributable to common stockholders, which includes the one-time, non-cash beneficial conversion feature expense from the second quarter of 2018, was $26.6 million and $43.4 million for the three and six months ended June 30, 2018, respectively.

About Cidara Therapeutics
Cidara is a clinical-stage biotechnology company focused on developing new anti-infectives that have the potential to transform the standard of care and save or improve patients’ lives. The company is currently advancing its novel echinocandin antifungal, rezafungin acetate, formerly known as CD101, through clinical trials. Rezafungin has improved pharmacokinetics compared to existing echinocandins and the potential for expanded utility across patient settings. It is the only once-weekly product candidate in development for the treatment and prevention of life-threatening invasive fungal infections. The company’s Phase 2 STRIVE clinical trial of rezafungin met its primary safety and efficacy objectives, and provides support for Cidara to initiate Phase 3 pivotal trials in the treatment of candidemia and invasive candidiasis, and the prophylaxis of invasive fungal infections. Cidara also is leveraging its novel Cloudbreak™ platform to develop antibody-drug conjugates for the treatment of multi-drug resistant Gram-negative bacterial infections. Cloudbreak is the first immunotherapy discovery platform designed specifically to create compounds that directly kill pathogens and also direct a patient’s immune cells to attack and eliminate bacterial, fungal or viral pathogens. Cidara is headquartered in San Diego, California. For more information, please visit www.cidara.com.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, Cidara’s ability to commence Phase 3 clinical trials, the timing of those clinical trials, the potential for rezafungin to successfully treat or prevent invasive fungal infections and represent an improvement over current approaches, and Cidara’s ability to successfully complete development of rezafungin. Risks that contribute to the uncertain nature of the forward-looking statements include: the success and timing of Cidara’s preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Cidara’s plans to develop and commercialize its product candidates; Cidara’s ability to obtain additional financing; Cidara’s ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Cidara’s Form 10-Q most recently filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cidara undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Cidara Therapeutics, Inc.
Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
(In thousands)	(unaudited)
ASSETS
Cash, cash equivalents, and short-term investments	$103,200	$75,314
Other current assets	2,794	2,356
Non-current assets	1,014	1,365
Total assets	$107,008	$79,035

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$24,870	$19,291
Stockholders' equity	82,138	59,744
Total liabilities and stockholders' equity	$107,008	$79,035
Cidara Therapeutics, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2018	2017	2018	2017
Operating expenses:
Research and development	$11,619	$13,191	$24,818	$23,434
General and administrative	3,533	3,424	7,144	6,579
Total operating expenses	15,152	16,615	31,962	30,013
Loss from operations	(15,152)	(16,615)	(31,962)	(30,013)
Other expense:
Change in fair value of contingent forward purchase obligation	(1,112)	—	(1,112)	—
Interest income (expense), net	164	(30)	225	(30)
Other expense	(206)	—	(206)	—
Total other expense	(1,154)	(30)	(1,093)	(30)
Net loss	(16,306)	(16,645)	(33,055)	(30,043)
Recognition of beneficial conversion feature	(10,329)	—	(10,329)	—
Net loss attributable to common shareholders	$(26,635)	$(16,645)	$(43,384)	$(30,043)
Basic and diluted net loss per common share	$(1.13)	$(0.99)	$(1.93)	$(1.79)
Shares used to compute basic and diluted net loss per common share	23,592,763	16,831,960	22,500,061	16,813,759

INVESTOR CONTACT:
Robert H. Uhl
Westwicke Partners, LLC
Managing Director
(858) 356-5932
Robert.Uhl@westwicke.com

MEDIA CONTACT:
Christy Curran
Sam Brown Inc.
(615) 414-8668
ChristyCurran@sambrown.com

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